EXHIBIT 12

PEPSICO, INC. AND SUBSIDIARIES

Computation of Ratio of Earnings to Fixed Charges (a)
(in millions except ratio amounts, unaudited)

                                                                 24 Weeks Ended
                                                               --------------------
                                                                6/15/02     6/16/01
                                                               --------    --------
Earnings:

Income before income taxes............................           $2,255      $2,011

Unconsolidated affiliates interests, net..............             (111)        (70)

Amortization of capitalized interest..................                4           5

Interest expense......................................               74         105

Interest portion of rent expense (b)..................               28          28
                                                               --------    --------

  Earnings available for fixed charges................           $2,250      $2,079
                                                               ========    ========

Fixed Charges:

Interest expense......................................           $   74      $  105

Capitalized interest..................................                1           1

Interest portion of rent expense (b)..................               28          28
                                                               --------    --------

  Total fixed charges.................................           $  103      $  134
                                                               ========    ========

Ratio of Earnings to Fixed Charges (c)................            21.92      15.52
                                                               ========    ========

(a)   Includes  merger-related costs of $101 million in 2002 and other impairment and restructuring  charges of
      $8 million  in 2001.  Excluding  these  items,  and  adjusting  for the impact of $42  million in 2001 of adoption of Statement of Financial Accounting Standard No. (SFAS) 142, Goodwill and Intangibles,  and the
      impact of the  consolidation  of our European snack joint venture of $7 million,  the comparable ratio of earnings  to fixed  charges for the 24 weeks  ended June 15,  2002,  would have been 22.90 and for the 24 weeks ended June 16, 2001, would have been 15.95.

(b)     One-third of net rent expense is the portion deemed representative of the interest factor.

(c)     Based on unrounded amounts.